SCHEDULE 14A
                        (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                       (Amendment No.   )

Filed by Registrant  [x]
Filed by a Party other than the Registrant []
Check the appropriate box:
[] Preliminary Proxy Statement
[] Confidential, for Use of the Commission Only (as permitted by
   Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SPORT SUPPLY GROUP, INC.
          (Name of Registrant as specified in Its Charter)


     (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing FEe (Check the appropriate box):
[x]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total Fee Paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.:

   (3)  Filing Party:

   (4)  Date Filed:

                        SPORT SUPPLY GROUP, INC.
                         1901 Diplomat Drive
                      Farmers Branch, Texas  75234

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD FEBRUARY 25, 2000

     As a stockholder of Sport Supply Group, Inc., you are hereby given notice of and invited to attend in person or by proxy our Annual Meeting of Stockholders to be held at Bent Tree Country Club, 5201 Westgrove, Dallas, Texas 75248, on February 25, 2000, at 2:00 p.m. Central Standard Time, for the following purposes:

1. to elect five directors to serve for a term of one year; and

2. to transact such other business as may properly come before the annual meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on January 17, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

     You are cordially invited to attend the annual meeting. However, whether or not you expect to attend the annual meeting, we want to have the maximum representation at the annual meeting and respectfully request that you date, execute and mail promptly the enclosed proxy.

For your convenience in mailing the enclosed proxy, we have enclosed a stamped envelope for which no additional postage is required if mailed in the United States. You may revoke your proxy at any time prior to its use as specified in the enclosed proxy statement.

                                 By Order of the Board of Directors


                                 TERRENCE M. BABILLA,
                                 Chief Operating Officer,
                                 Executive Vice President,
                                 General Counsel and Secretary

Dallas, Texas
January 21, 2000

                        YOUR VOTE IS IMPORTANT.
                 PLEASE EXECUTE AND RETURN PROMPTLY THE
           ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                         SPORT SUPPLY GROUP, INC.

                            PROXY STATEMENT


                FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD FEBRUARY 25, 2000


To Our Stockholders:

     This proxy statement is furnished to our stockholders for use at our Annual Meeting of Stockholders to be held at Bent Tree Country Club, 5201 Westgrove, Dallas, Texas 75248 on February 25, 2000 at 2:00 p.m. Central Standard Time or any adjournments thereof.

The record of stockholders entitled to vote at the annual meeting was taken at the close of business on January 17, 2000. We began mailing this proxy statement and the enclosed proxy to our stockholders on January 21, 2000.

The enclosed proxy is solicited on behalf of our Board of Directors and can be revoked by you at any time prior to the voting of the proxy. Unless a contrary choice is indicated, all duly executed proxies that we receive will be voted in accordance with the instructions set forth on the back side of the proxy card.

          VOTING PROCEDURES AND REVOCABILITY OF PROXIES

     The accompanying proxy card is designed to permit each of our stockholders of record at the close of business on January 17, 2000 to vote on each of the proposals brought before the annual meeting. At the record date there were 7,259,959 shares of our common stock, par value $.01 per share, issued and outstanding and entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote.

     The holders of a majority of our outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker non-votes are considered stockholders who are present and entitled to vote and they count toward the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (despite voting on at least one other proposal for which the nominee does have discretionary authority or for which it has received instructions). Brokers holding shares of record for customers generally are not entitled to vote on certain "non-routine" matters unless they receive voting instructions from their customers.

   The accompanying proxy card provides space for you to vote in favor of, or to withhold voting for, the nominees for the Board of Directors. Directors are elected by a plurality and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

     When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card vote the shares represented in accordance with the stockholder's instructions. The proxies we have designated for the stockholders are Geoffrey P. Jurick, John P. Walker and Terrence M. Babilla. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the annual meeting. Proxy cards so marked should not be mailed to us.

     If you sign your proxy card and return it to us and you have made no specifications with respect to voting matters, your shares will be voted for the election of the five nominees for director and, at the discretion of the proxies designated by us, on any other matter that may properly come before the annual meeting.

     You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying our Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the annual meeting and casting a contrary vote. However, no revocation shall be effective unless notice of your revocation has been received by us at or prior to the annual meeting.

                      ELECTION OF DIRECTORS

     Five directors are proposed to be elected at the annual meeting.
If elected, each director will hold office until the next annual meeting of our stockholders or until his successor is elected and qualified.
The election of directors will be decided by a plurality vote. All nominees named in this proxy statement are members of our present Board of Directors.

     All nominees have consented to serve if elected. We have no reason to believe that any of the nominees named below will be unable to serve.
If any nominee becomes unable to serve, the shares represented by the designated proxies will be either (1) voted for the election of a substitute as the Board may recommend, (2) the Board may reduce the number of directors to eliminate the vacancy, or (3) the Board may fill the vacancy at a later date after selecting an appropriate nominee.

     Nominations for election to the Board may be made by the Board, a nominating committee appointed by the Board or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice, certified mail, return-receipt requested and received by our Secretary no later than 60 days after the end of our fiscal year. If, however, we give our stockholders less than 35 days' notice of a stockholders' meeting called for the election of directors, nominations by stockholders must be received by our Secretary not later than the close of business on the seventh day following the day on which the notice was mailed.

     The stockholder's notice must set forth as to each proposed nominee who is not an incumbent director: (1) the name, age, business address and, if known, residence address of each nominee; (2) the principal occupation or employment of each nominee; (3) the number of shares of our common stock that are beneficially owned by each nominee and the nominating stockholder; and (4) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended ( we refer to it as the "Exchange Act").

     The current Board nominated the nominees named below for election to our Board of Directors. The name, age (as of December 31, 1999), business experience and public directorships of each nominee for director are as follows:

                                                            Year
                              Principal Occupation          First Became
     Name           Age       or Employment (1)             Director

Geoffrey P. Jurick  59   Chairman of the Board and          1996
                         Chief Executive Officer (2)

John P. Walker      36   President (3)                      1996

Thomas P. Treichler 55   Chairman of the Board and          1997
                         Chief Executive Officer of
                         Orient Financial Corporation (4)

Peter G. Bnnger     59   Consultant (5)                     1996

Johnson C.S. Ko     48   Chairman of Universal              1996
                         Appliances Limited (6)

(1) Each of the nominees has held the position listed, or a similar position with the same or an affiliated organization, for at least the last five years, except as otherwise provided in this proxy statement.

(2) Geoffrey P. Jurick has served as a director since December 10, 1996. Mr. Jurick has served as our Chairman of the Board since December 11, 1996 and as our Chief Executive Officer since January 23, 1997. Mr. Jurick has served as a director of Emerson Radio Corp., a Delaware corporation listed on the American Stock Exchange under the symbol "MSN" since 1990, and as Emerson's Chief Executive Officer and Chairman since July 1992 and December 1993, respectively. Emerson beneficially owns approximately 40% of our issued and outstanding common stock. For more information about Emerson, see "Certain Relationships and Related Transactions."

Since December 1993, Mr. Jurick has served as a director of Fidenas International Limited, L.L.C. and its predecessor, and, since May 1994, as an officer and general manager of Fidenas International. Mr. Jurick has also served as a director of Fidenas Investment Limited and Fidenas International Bank Limited. On January 10, 1995, the Supreme Court of the Commonwealth of the Bahamas appointed an official liquidator of Fidenas Investment and ordered that Fidenas Investment be wound up. On January 27, 1995, the Bahamas court appointed an official liquidator for Fidenas International Bank and ordered, subject to the ongoing supervision of the Bahamas court, that Fidenas International Bank's assets be liquidated. For more information about the Fidenas companies, see "Certain Relationships and Related Transactions."

For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies, whose activities encompass merchant banking, investment banking, investment management, and corporate development. Since May 1994, Mr. Jurick has served as a director, Chairman, and Chief Executive Officer of GSE Multimedia Technologies Corporation, which is traded in the over-the-counter market. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd., a provider of computer and telecommunication services and an affiliate of Emerson. For more information about Elision, see "Certain Relationships and Related Transactions."

(3) John P. Walker has served as a director since December 10, 1996 and has served as our President since July 28, 1998. Mr. Walker served as our Chief Financial Officer from December 11, 1996 to November 10, 1999, as our Chief Operating Officer from July 28, 1998 to July 28, 1999 and as an Executive Vice President from December 11, 1996 to July 28, 1998. Mr. Walker has served as Executive Vice President and Chief Financial Officer of Emerson since April 1996. Mr. Walker served as Emerson's Senior Vice President from April 1994 until March 1996, Vice President-Finance from February 1993 to April 1994, Assistant Vice President-Finance from June 1991 to January 1993, and Director of Financial Management from September 1989 to May 1991. Emerson beneficially owns approximately 40% of our issued and outstanding common stock. See "Certain Relationships and Related Transactions" for more information about Emerson.

(4) Dr. Thomas P. Treichler has been a director since March 23, 1997. Since 1983 Dr. Treichler has been the Chairman of the Board and Chief Executive Officer of Orient Financial Corporation, a San Francisco based financial and investment banking firm. Dr. Treichler is also an independent director of the Shanghai Growth Fund, a fund for direct investments into the greater Shanghai region that is listed on the Hong Kong Stock Exchange.

(5) Peter G. Bnnger has been a director since December 10, 1996.
Mr. Bnnger has been a director of Emerson since July 1992. Emerson beneficially owns approximately 40% of our issued and outstanding common stock. See "Certain Relationships and Related Transactions" for more information about Emerson. Presently, Mr. Bnnger is a consultant with Savarina AG, an entity engaged in the business of portfolio management monitoring in Zurich, Switzerland. Since October 1992, Mr. Bnnger has served as a director of Savarina AG, and since 1992, as a director of ISCS, a computer software company.

(6) Johnson C.S. Ko has been a director since December 10, 1996. Since February 1994, Mr. Ko has served as the Chairman and Director of Universal Appliances Limited, a Hong Kong corporation listed on the Hong Kong Stock Exchange. Universal Appliance is engaged in manufacturing and distributing consumer electronics, household electrical and telecommunication products and printed circuit boards and in the dissemination of international financial market information and consumer data. Universal Appliances is a holding company for the Universal Group that owns or controls numerous subsidiary companies. Mr. Ko has also served on certain boards of these subsidiaries since February 1994. Mr. Ko has also served since October 1992 as the Chairman and Director of Kwan Wing Holdings Limited, the holding company of Universal Appliances and an investment vehicle whose activities encompass trading, real property holdings and financial services. Kwan Wing Holdings' principal operating company in Hong Kong is its wholly-owned subsidiary, Kwan Wing Development Ltd., in which Mr. Ko has served as a director since 1989.

     Since September 1997, Mr. Ko has served as Chairman of Cybersonic Technology Limited, a corporation listed on the Hong Kong Stock Exchange. Cybersonic is engaged in manufacturing and distributing consumer electronic products and footwear products. From November 1992 to April 1995, Mr. Ko also served as Chairman and Director of Mandarin Dragon Holdings Limited, a Hong Kong corporation listed on the Hong Kong Stock Exchange, which is an investment holding company with business in the manufacturing and distribution of pharmaceuticals.


          THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR"
        EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 1999, the beneficial ownership of: (1) each current director; (2) each nominee for director; (3) each of our executive officers named in the Summary Compensation Table set forth below in "Executive Compensation and Other Information"; (4) our directors and executive officers as a group; and
(5) each stockholder known to us to own beneficially more than 5% of our outstanding shares of common stock.

Except as otherwise indicated and based upon our review of information as filed with the Securities and Exchange Commission (we refer to it as the "SEC"), we believe that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                               Amount and              Percent
                          Nature of Beneficial         of
Name of Beneficial Owner      Ownership                Class

Emerson Radio Corp.                3,269,500 (1)       39.5%

Dimensional Fund Advisors, Inc.    424,725 (2)         5.8%

Wellington Management Company, LLP 726,800 (3)         10.0%

Oaktree Capital Management, LLC    403,100 (4)         5.5%

Geoffrey P. Jurick*                3,569,500 (5)       41.7%

John P. Walker*                    161,079 (6)         2.2%

Peter G. Bunger*                   12,500 (7)          **

Johnson C.S. Ko*                   22,500 (7)          **

Thomas P. Treichler*               9,375 (8)           **

Terrence M. Babilla                63,421 (9)          **

Adam Blumenfeld                    141,800 (10)        1.9%

Eugene J.P. Grant                  33,333 (11)         **

Executive Officers and Directors   4,017,428 (12)      45.0%
as a group (8 persons)

(*)  Director (all current directors are nominees for director).
(**) Less than one percent

(1) Emerson's address is Nine Entin Road, Parsippany, New Jersey 07054. Emerson's beneficial ownership is based on information set forth in an Amendment to Schedule 13D filed with the SEC by Emerson on August 4, 1999. Pursuant to the amended Schedule 13D, Emerson reported that it beneficially owned 3,269,500 shares of our common stock, including (a) 1,000,000 shares issuable upon exercise of warrants owned by Emerson and exercisable within 60 days, and (b) 669,500 shares of our common stock held by Emerson Radio (Hong Kong) Limited, a wholly-owned subsidiary of Emerson. Emerson has sole voting and dispositive power with respect to all 3,269,500 shares.

Pursuant to a pledge and security agreement, Emerson pledged to Congress Financial Corporation 500,000 shares of our common stock and its warrants for 1,000,000 shares of our common stock, together with all proceeds, dividends and other income and distributions with respect thereto, and all rights of Emerson to have such shares of common stock registered under a certain registration rights agreement. See "Certain Relationships and Related Transactions" for a more detailed description of Emerson's ownership.

(2) Dimensional Fund Advisors, Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional's beneficial ownership is based on information set forth in Schedule 13G filed with the SEC by Dimensional on February 11, 1999. In its role as investment advisor and investment manager, Dimensional reported it has sole voting power and sole dispositive power with respect to all 424,725 shares. Such shares are owned by advisory clients of Dimensional, no one of which to the knowledge of Dimensional owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of all of such shares.

(3) Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts 02109. Wellington's beneficial ownership is based on information set forth in an amendment to Schedule 13G filed with the SEC by Wellington on September 10, 1999. Wellington, a registered investment advisor, reported that it has shared voting power with respect to 676,800 shares, shared dispositive power with respect to 726,800 shares and no sole voting power or sole dispositive power with respect to any such shares. Wellington reported that all of such shares are owned of record by numerous investment advisory clients of Wellington, none of which is known to have beneficial ownership of more than 5% of our common stock.

(4) Oaktree Capital Management, LLC's address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Oaktree's beneficial ownership is based on information set forth in an amendment to Schedule 13D filed with the SEC by Oaktree on December 2, 1999. Oaktree, an investment advisor to institutional and individual investors, reported it has sole voting power and sold dispositive power with respect to all 403,100 shares.

(5) Mr. Jurick's address is Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234. Mr. Jurick, directly and indirectly, beneficially owns approximately 61% of the outstanding shares of Emerson's common stock and is the Chairman of the Board and Chief Executive Officer of Emerson and, therefore, may be deemed to control Emerson. As a result of such control, Mr. Jurick may be deemed to beneficially own the 3,269,500 shares of our common stock beneficially owned by Emerson. Mr. Jurick disclaims any such beneficial ownership. See Note (1) above and "Certain Relationships and Related Transactions" for more information about Emerson's investment. Mr. Jurick's beneficial ownership also includes 300,000 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

(6) Consists of 36,079 shares of our common stock and 125,000 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

(7) Includes 12,500 shares of our common stock issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof.

(8) Includes 9,375 shares of our common stock issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof.

(9) Consists of 3,126 shares of our common stock and 60,295 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

(10) Consists of 141,800 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof. Mr. Blumenfeld resigned as an officer and employee effective December 31, 1999.

(11) Consists of 33,333 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof.

(12) Includes 672,928 shares of our common stock issuable upon the exercise of stock options that are exercisable currently or within 60 days of the date hereof and 1,000,000 shares of our common stock issuable upon exercise of the Emerson warrants. Mr. Jurick disclaims beneficial ownership of our securities owned by Emerson. See Note (5) above.

                 BOARD OF DIRECTORS AND COMMITTEES

     The business of Sport Supply Group is managed under the direction of our Board of Directors. The Board meets during our fiscal year to review significant developments affecting the company and to act on matters requiring Board approval. The Board held three formal meetings during our 1999 fiscal year and acted by unanimous written consent on seven occasions. During the 1999 fiscal year, each member of the Board participated in all Board and committee meetings for which he served as a director and/or committee member.

     During fiscal 1999, our Board had an audit committee and a compensation and stock option committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

     Audit Committee. Our Audit Committee is presently comprised of Peter G. Bnnger and Thomas P. Treichler. The Audit Committee recommends to the Board the appointment of a firm of certified public accountants to conduct audits of our accounts and affairs and monitors the performance of such firm. The Audit Committee also reviews our accounting objectives and procedures and the findings and reports of the independent certified public accountants, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee did not hold any formal meetings, nor did it act by unanimous written consent during fiscal 1999.

     Compensation and Stock Option Committee. Our Compensation and Stock Option Committee is presently comprised of Johnson C. S. Ko and Thomas P. Treichler (each of whom is a non-employee Director, as defined in our stock option plan). Our Compensation and Stock Option Committee administers our stock option plan and has full and final authority to select the key employees, directors and consultants to whom awards are granted, the number of shares of common stock with respect to such awards, and the terms of such awards, including the exercise price of the stock options and any vesting periods. In general, the Compensation and Stock Option Committee is authorized to construe, interpret and administer our stock option plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of our stock option plan, and make all other determinations necessary or advisable for its implementation and administration. In addition, the

Compensation and Stock Option Committee administers our employee stock purchase plan. The Compensation and Stock Option Committee also is responsible for recommending to the Board compensation arrangements for our Chairman of the Board, which recommendation is subject to the approval of a majority of the disinterested directors. The Compensation and Stock Option Committee held two formal meetings and acted by unanimous consent on one occasions during our 1999 fiscal year.

     The Board of Directors did not have a standing nominating committee, or any other committee performing similar functions during our 1999 fiscal year. The Board of Directors performed the functions customarily attributable to a nominating committee as a whole.

Compensation of Directors

     During our 1999 fiscal year, each non-management director was entitled to receive up to $6,000 in annual director's fees. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation and Stock Option Plan Committee receive an additional $2,500 in annual fees. During fiscal 1999, Dr. Treichler, Mr. Ko and Mr. Bunger received $8,500, $6,000 and $6,000, respectively, in director's fees. Our officers do not receive compensation for serving on our Board. Non-employee directors are automatically granted nonqualified stock options to purchase 3,125 shares of our common stock on an annual basis.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of our last three fiscal years to our Chief Executive Officer and each of our other most highly compensated executive officers, based on salary and bonus earned during fiscal 1999.

     During 1997 we changed our fiscal year-end from October 31 to the Friday closest to September 30. As a result, fiscal 1997 is a transition period consisting of eleven calendar months. During our 1998 and 1999 fiscal years, we operated on a 52/53-week year ending on the Friday closest to September 30. The information set forth in the following table is for the eleven-month fiscal year ended September 26, 1997, the twelve-month fiscal year ended October 2, 1998 and the twelve-month fiscal year ended October 1, 1999.

                                                                              Securities
                                                    Other       Restricted    Underlying     All
                                                    Annual       Stock        Options/      Other
Name and              Fiscal  Salary     Bonus    Compensation   Awards        SARs       Compensation
Principal Position     Year    ($)       ($)(1)      ($)          ($)          (#)          ($)

Geoffrey P. Jurick,    1999   $250,000    ---         ---       ---           ---          ---
Chairman of the Board  1998   $250,000   $25,000      ---       ---           ---          ---
and Chief Executive    1997   $114,582   $280,000     ---       ---          300,000       ---
Officer (2)

John P. Walker,        1999   $320,000    ---        $15,004    ---           50,000(5)   $2,550
President (3)          1998   $260,833   $125,000    $110,518   $412,500      ---        $3,213
                       1997   $152,609   $200,000    $130,805   ---          100,000(5)   $1,188

Terrence M. Babilla,   1999   $235,000    $50,000     $26,901   ---           50,000(5)   $2,250
Chief Operating        1998   $220,000    $25,000     $48,628   ---          100,000(5)   $2,904
Officer, Executive     1997   $183,333    $75,000       ---     ---             ---          ---
Vice President,
General Counsel and
Secretary (4)

Adam Blumenfeld,       1999   $126,688      ---        $6,000   ---            ---        $1,453
Vice President-Sales   1998   $114,792    $27,000        ---    ---           45,000(6)    ---
and Marketing (6)      1997    $81,639    $37,000        ---    ---          100,000(6)    ---

Eugene J.P. Grant,     1999   $144,375      ---        $6,000   ---            ---        $1,688
Vice President-        1998   $106,811    $50,000        ---    ---           50,000        ---
Strategic Planning (7) 1997     ---         ---          ---    ---            ---           ---

(1) The only bonus reflected for the fiscal year ended October 1, 1999 is a partial bonus paid to Mr. Babilla for fiscal 1999. No other bonuses for the fiscal year ended October 1, 1999 are reflected in this column because they were not calculable through the date of this proxy statement.

(2) Mr. Jurick has served as our Chairman of the Board since December 10, 1996 and as our Chief Executive Officer since January 23, 1997. Mr. Jurick has served as a director of Emerson and as Emerson's Chairman and Chief Executive Officer since July 1992 and December 1993, respectively.

We did not pay Mr. Jurick any salary directly during fiscal 1997. However, pursuant to a Management Services Agreement by and between us and Emerson, we paid Emerson $114,582 in reimbursement of salary paid by Emerson to Mr. Jurick for our benefit. See "Certain Relationships and Related Transactions" for more information about Emerson. Effective October 18, 1997, we began paying Mr. Jurick an annualized salary of $250,000 and ceased reimbursing Emerson for such payments.

(3) Mr. Walker has served as our President since July 28, 1998. Mr. Walker served as Chief Financial Officer from December 11, 1996 to November 10, 1999, as our President and Chief Operating Officer from July 28, 1998 to July 28, 1999, and as an Executive Vice President from December 11, 1996 to July 28, 1998. Emerson reimbursed us $70,833 and $100,000 of the amount included in "Salary" for fiscal 1998 and fiscal 1999, respectively, in reimbursement of salary paid by us to Mr. Walker for the benefit of Emerson. Emerson reimbursed us $50,000 of the amount included in "Bonus" for fiscal 1997 in reimbursement of bonus paid by us to Mr. Walker for the benefit of Emerson.

The amount in "Other Annual Compensation" consists of: (a) for fiscal 1999, country club related dues and expenses of $7,166 and automobile related expenses of $7,838, (b) for fiscal 1998, country club related dues and expenses of $16,071, automobile related expenses of $18,336 and relocation expenses, including tax gross-ups relating to such expenses, of $76,111, and (c) for fiscal 1997, $32,577 for country club initiation fees and related dues, automobile allowance of $9,000, and relocation expenses, including tax gross-ups relating to such expenses, of $89,228.

The amount in "Restricted Stock Awards" for fiscal 1998 relates to a grant of 50,000 shares of our restricted common stock to Mr. Walker.
The fair market value of the restricted shares was calculated by multiplying 50,000 times $8.25, which was the closing market price of our common stock on the date of grant. Mr. Walker possesses all incidents of ownership to the restricted shares, including the right to vote and receive dividends on the restricted shares if any dividends are issued. Mr. Walker also has certain registration rights relating to the resale of the restricted shares. As of December 31, 1999, Mr. Walker owned 28,418 restricted shares, which had a fair market value of $195,516. We withheld the remaining 21,582 restricted shares for income taxes.

The amount in "All Other Compensation" is comprised of matching 401(k) contributions. Mr. Walker also received an interest free bridge loan in the amount of $100,000 to be used toward the purchase of a residence in Texas. The loan is due and payable on March 31, 2000. Such loan is not reflected in the Summary Compensation Table. See "Executive Compensation and Other Information - Employment Agreements" for more information about Mr. Walker's Compensation.

(4) Mr. Babilla has served as Chief Operating Officer since July 28, 1999, as General Counsel since March 13, 1995, as Secretary since May 13, 1996 and as Executive Vice President since January 13, 1998. From September 1987 to March 1995, Mr. Babilla was an attorney with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas. The amount in "Other Annual Compensation" for fiscal 1999 consists of country club dues and fees of $10,248 and automobile related expenses of $16,653, and for fiscal 1998 consists of country club initiation fees and related dues of $36,821 and automobile related expenses of $11,807. The amount in "All Other Compensation" is comprised of matching 401(k) contributions. See "Executive Compensation and Other Information-Employment Agreements" for more information regarding Mr. Babilla's compensation.

(5) The agreements governing these stock options permit the optionee to elect for a period of 180 days following a change in control in the company to surrender to us for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee is entitled to receive for each share of common stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of common stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph.

(6) Mr. Blumenfeld was Vice President of Sales and Marketing from January 16, 1998 until his resignation from SSG effective December 31, 1999. The amount in "Other Annual Compensation" for fiscal 1999 consists of automobile related expenses and the amount in "All Other Compensation" consists of matching 401(k) contributions. Of the aggregate 145,000 options granted to Mr. Blumenfeld in 1997 and 1998, 130,000 were amended to permit Mr. Blumenfeld to exercise such options for a period of one year after the sale of the shares underlying the options was registered with the Securities and Exchange Commission. The remaining options were terminated.

(7) Mr. Grant has served as Vice President-Strategic Planning since January 29, 1999 and as President of our wholly-owned subsidiary, Athletic Training Equipment Company, Inc., a Delaware corporation, since December 1997. From January 1996 to December 1997, Mr. Grant was President of Athletic Training Equipment Company, Inc., a Nevada corporation which filed for bankruptcy in September 1997 and which was subsequently acquired by us in December of that year. From January 1993 to January 1996 Mr. Grant was Vice President Business Unit Manager of Johnson Worldwide Associates, Inc., a distributor of sporting goods.
The amount in "Other Annual Compensation" for fiscal 1999 consists of automobile related expenses and the amount in "All Other Compensation" is comprised of matching 401(k) contributions. See "Executive Compensation and Other Information - Employment Agreements" for more information regarding Mr. Grant's compensation.

Option Grants During 1999 Fiscal Year

     The following table provides information related to options granted to our executive officers during fiscal 1999.

                                                                           Potential Realizable
                                                                          Value of Assumed Annual
                                                                            Rates of Stock Price
                       Individual Grants in Last Fiscal Year             Appreciation for Option Term (1)

                       Number of       % of Total
                       Securities       Options/
                       Underlying        SARs        Exercise   Grant
                       Options/        Granted to    or         Date
                       SARs            Employees      Base      Market
                       Granted          in Fiscal     Price     Price      Expiration
                         #               Year        ($/Sh/2)   ($/Sh/2)     Date       0%($)  5%($)     10%($)
Terrence M. Babilla    50,000    (3)     15%          $9.00     $9.00      4/12/09      $-0-   $283,003  $717,184
John P. Walker         50,000    (3)     15%          $9.00                1/29/09      $-0-   $283,003  $717,184

(1) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on our common stock over the term of the options.

(2) The option exercise price may be paid (a) in shares of our common stock previously owned by the executive officer, (b) by withholding shares of our common stock that would otherwise be issued upon exercise,
(c) in cash or (d) a combination of the foregoing.

(3) All of these options vest in two equal annual installments beginning on January 13, 2000; provided, however, the options will vest immediately upon a change in control (as defined in the option agreement) of the company. In addition, the agreements governing these stock options permit the optionee to elect for a period of 180 days following a change in control in the company to surrender to us for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee is entitled to receive for each share of common stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of common stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph.

Option Exercises During 1999 Fiscal Year and
Fiscal Year End Option Values

     The following table provides information related to options exercised by our executive officers during the 1999 fiscal year and the number and value of options held at the end of our 1999 fiscal year by our executive officers. We do not have any outstanding stock appreciation rights.

                                             Number of
                                             Securities        Value of
                                             Underlying        Unexercised
                                             Unexercised       In-the-Money
                      Shares                 Options/SARs      Options/SARs
                      Acquired               at FY-End         at FY-End
                        on        Value         (#)            ($)(1)
                      Exercise   Realized    Exercisable       Exercixable
Name                    (#)        ($)       Unexercisable     Unexercisable
Geoffrey P. Jurick      -0-        -0-       200,000/100,000   $144,000/$72,000
John P. Walker          -0-        -0-        66,666/83,334     $48,000/$24,000
Terrence M. Babilla     -0-        -0-        35,294/74,714     $25,412/$17,794
Adam Blumenfeld         -0-        -0-       126,800/30,000    $160,612/$21,600
Eugene J.P. Grant       -0-        -0-        33,333/16,667     $24,000/$12,000

(1) The closing price for our common stock as reported by the New York Stock Exchange on October 1, 1999 was $8.22. Value is calculated on the basis of the difference between $8.22 and the option exercise price of "in the money" options, multiplied by the number of shares of our common stock underlying the option.

(2) The agreements governing these stock options permit the optionee to elect for a period of 180 days following a change in control (as defined in the applicable option agreements) to surrender to us for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee will be entitled to receive for each share of common stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of common stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph.

Employment Agreements

     John P. Walker. Effective January 14, 1998, we entered into a three year employment agreement with John P. Walker. Pursuant to Mr. Walker's employment agreement, Mr. Walker receives base annual compensation (subject to annual increases by our Board) of $330,000.
The employment agreement also provides for (1) an annual bonus equal to an amount up to 30% of Mr. Walker's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, (3) country club dues, (4) car allowance, (5) relocation expenses, including an interest free bridge loan in the amount of $100,000 secured by the real estate purchased, (6) participation in our health insurance plans, and (7) certain tax gross-ups. Mr. Walker's employment agreement also provides for certain severance payments if Mr. Walker is terminated without cause or constructively discharged prior to January 13, 2001. We also agreed to make available to Mr. Walker an interest free loan for six months to purchase shares of our common stock underlying his stock options, which loan would be secured by the shares of common stock. Pursuant to Mr. Walker's employment agreement, Mr. Walker may devote up to 33% of his working time fulfilling his obligations as an officer of Emerson.
For more information about Mr. Walker's compensation, see "Executive Compensation and Other Information-Summary Compensation Table."

     Geoffrey P. Jurick. Effective October 18, 1997, we entered into an employment agreement with Geoffrey P. Jurick, which employment agreement is scheduled to expire on March 31, 2000. Pursuant to Mr. Jurick's employment agreement, Mr. Jurick receives base annual compensation (subject to increases by our Board) of $250,000. The employment agreement also provides for (1) an annual bonus of up to 30% of Mr. Jurick's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, (3) the use of a company car and certain other benefits, such as participation in our health insurance plans, and (4) certain tax gross-ups. Pursuant to Mr. Jurick's employment agreement, Mr. Jurick may devote up to 50% of his working time fulfilling his obligations as an officer of Emerson. For more information about Mr. Jurick's compensation, see "Executive Compensation and Other Information-Summary Compensation Table."

     Terrence M. Babilla. Effective January 14, 1998, we entered into a three year employment agreement with Terrence M. Babilla. Pursuant to Mr. Babilla's employment agreement, Mr. Babilla receives base annual compensation (subject to annual increases by our Board) of $240,000.
The employment agreement also provides for (1) an annual bonus of up to 30% of Mr. Babilla's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, (3) country club dues, (4) car allowance, (5) participation in our health insurance plans, and (6) certain tax gross-ups. Mr. Babilla's employment agreement also provides for certain severance payments if he is terminated without cause or constructively discharged prior to January 13, 2001. Pursuant to Mr. Babilla's employment agreement, Mr. Babilla may devote up to 10% of his working time fulfilling his obligations as an employee of Emerson and Emerson will pay any salary directly to Mr. Babilla. For more information about Mr. Babilla's compensation, please see "Executive Compensation and Other Information-Summary Compensation Table."

     Eugene J.P. Grant. Effective March 24, 1998, we entered into a three year employment agreement with Eugene J.P. Grant. Pursuant to Mr. Grant's employment agreement, Mr. Grant receives base annual compensation of $127,500. The employment agreement also provides for
(1) an annual bonus of up to 60% of Mr. Grant's base salary upon attainment of our business plan and other agreed upon benchmarks, (2) an additional annual performance bonus to be approved at the discretion of our Board, or a committee thereof, and (3) car allowance. Mr. Grant's employment agreement also provides for certain payments if he is terminated without cause prior to March 24, 2001. For more information about Mr. Grant's compensation, see "Executive Compensation and Other Information-Summary Compensation Table."

     We may terminate our obligations under any of the above employment agreements if the employee covered by the employment agreement is discharged for cause (as defined in each applicable agreement). Each of the foregoing employees may be discharged without cause, provided that we continue to pay the remaining compensation payments due under the agreements. Each of the foregoing employees may terminate their employment prior to expiration of the agreements and, if we have not breached any provision of the agreements, we will be required to pay only the compensation earned to the date of termination.

Severance and Consulting Agreements

     Messrs. Walker and Babilla. In March 1999 we entered into severance agreements with Messrs. Walker and Babilla. The severance agreements provide that for a period of 180 days following a change in control (as defined in each agreement) of the company, the employee has the right to elect to receive cash compensation. The cash compensation is equivalent to 299% of the sum of: (a) his highest annual salary at any time during the 36 months prior to the change in control, plus (b) the highest bonus or incentive compensation paid to him by us for any of the last three fiscal years preceding a change in control. The cash compensation is generally designed to compensate for the loss of the employee's compensation, including salary and bonuses, less any amounts the payment of which might cause adverse consequences under federal income tax laws (as described in the agreements). In exchange for the cash compensation, the employee will release all of his rights under his employment agreement. As of December 31, 1999, the maximum aggregate contingent liability under the severance agreements was approximately $2,300,000.

Peter S. Blumenfeld.  We entered into a severance agreement with Peter
S. Blumenfeld, our President and Chief Operating Officer until his retirement on July 18, 1998. Upon a change of control of the company, Mr. Blumenfeld's severance agreement became effective for three years. Our issuance to Emerson on December 16, 1996 of 1,600,000 shares of our common stock and warrants to purchase an additional 1,000,000 shares of our common stock resulted in a change in control under Mr. Blumenfeld's severance agreement. On July 28, 1998 we paid Mr. Blumenfeld $898,650 upon his retirement (before taxes and other deductions) pursuant to the terms of his severance agreement. In addition, we entered into a consulting and separation agreement dated to be effective as of July 28, 1998 with Mr. Blumenfeld. Pursuant to the terms of the consulting agreement, we have agreed to pay Mr. Blumenfeld approximately $9,700 per month through July 31, 2000.

Anti-Takeover Effect of Certain Provisions

     The provisions of the option agreements, employment agreements and severance agreements that we have with certain of our executives may be deemed to have an anti-takeover effect. The effect may be to delay, defer or prevent a tender offer or takeover attempt that our stockholders may consider to be in their best interest, including attempts that might result in a premium over the market price for shares of our common stock held by you.

Compensation Committee Interlocks and Insider Participation In
Compensation Decisions

     The Compensation Committee is responsible for recommending to our Board compensation arrangements for our Chairman of the Board and Chief Executive Officer, which recommendation is subject to the approval of a majority of the disinterested directors. The Chairman of the Board was responsible for establishing compensation arrangements for all other executive officers, subject to the review and approval of our Board. During our 1999 fiscal year, Messrs. Treichler and Ko served as members of our Compensation Committee.

     Geoffrey P. Jurick serves as our Chairman of the Board and Chief Executive Officer and also as Chairman of the Board and Chief Executive Officer of Emerson. John P. Walker serves as our President and also as Executive Vice President and Chief Financial Officer of Emerson. Mr. Walker is also a member of our Board. Mr. Bnnger, who is a member of our Board and also Emerson's Board, serves on our Compensation Committee and also on Emerson's Compensation Committee. Messrs. Jurick and Walker, both executive officers who were also members of our Board during fiscal 1999, participated in deliberations concerning executive officer compensation.

Report of the Compensation and Stock Option Committee on Executive Compensation

     During fiscal 1999 the Compensation and Stock Option Committee and Chairman of the Board shared the responsibility for establishing and administering the company's executive compensation programs. The Compensation and Stock Option Committee had responsibility for determining compensation to be paid to the Chairman of the Board and Chief Executive Officer, subject to the approval of a majority of the disinterested directors. The Compensation and Stock Option Committee also had responsibility for administering the company's stock option plan, including authority regarding the selection of award recipients and the size and terms of all option grants under the option plan. The Chairman of the Board, subject to review and approval by the Board of Directors, determines on an annual basis the compensation to be paid to the executive officers of the company.

     Under the supervision of the Compensation and Stock Option
Committee and the Board of Directors, the company developed and implemented compensation policies, plans and programs that sought to enhance the profitability of the company, and thus stockholder value, by aligning closely the financial interests of the company's executives with those of its stockholders. The specific objectives of the company's executive compensation program were to:

* Support the achievement of the company's strategic operating objectives.
* Provide compensation at competitive levels that will attract and retain superior talent and reward executive officers based upon performance.
* Align the executive officers' interests with the success of the company by placing the majority of pay increases at risk (i.e. increases that are dependent upon company performance).

     The company's executive officer compensation program for fiscal 1999 was comprised of base salary, cash bonuses and long-term incentive compensation in the form of stock options.

     Base salaries for the executive officers of the company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation and Stock Option Committee reviews the base salary for the Chairman of the Board and Chief Executive Officer on an annual basis and recommends compensation arrangements for the company's Chairman of the Board and Chief Executive Officer. Implementation of the Chairman and Chief Executive Officer's compensation arrangement is subject to the approval of a majority of the disinterested directors. The Chairman of the Board reviews the base salary of all the other executive officers on an annual basis and recommends compensation arrangements to the Board of Directors for such executive officers. In determining salary adjustments, the Compensation and Stock Option Committee and the Chairman of the Board consider the company's growth in earnings and revenues, the reduction in expenses, the company's results of operations as compared to the company's business plan, and each executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's positions, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of pay for the positions in which the executive serves. The Compensation and Stock Option Committee (with respect to compensation arrangements for the Chairman and Chief Executive Officer) and the Chairman (with respect to compensation arrangements for the other executive officers) exercise their judgment based upon the above criteria and do not apply a specific formula or assign a weight to each factor considered. The company has entered into employment agreements with each of Messrs. Jurick, Walker, Babilla and Grant. For more information about these employment agreements, see "Executive Compensation and Other Information -- Employment Agreements."

     At the beginning of each fiscal year, management submits a business plan to the Board of Directors and the Compensation and Stock Option Committee. The business plan establishes performance goals of the company for such fiscal year. Such goals may include target increases in sales, net income and earnings per share, reduction in expenses, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base. Cash bonuses are paid based upon successful achievement of some or all of the foregoing factors.

     Final bonuses for the fiscal year ended October 1, 1999 are not reflected in the Summary Compensation Table because they were not calculable through the date of this Proxy Statement. However, the employment agreements described above provide for an annual bonus upon attainment of the company's business plan and other agreed upon benchmarks as well as an additional annual bonus to be approved at the discretion of the Board of Directors or a committee thereof. For more information about bonuses to executives, see "Executive Compensation and Other Information-Employment Agreements."

     The award of options to purchase common stock and the grant of shares of restricted stock form the basis for the company's long-term
incentive plan for officers and key employees.   Awards of stock options
were made during the 1999 fiscal year from the option plan administered by the Compensation and Stock Option Committee. The specific objective of all awards is to align executive and stockholder long-term interests by creating a strong correlation between executive pay and stockholder return. The company intends that its executives develop and maintain a significant, long-term stock ownership position in the company's common stock. During fiscal 1999, executive officers were granted options to purchase 100,000 shares of common stock. The Stock Option Committee arbitrarily determined the number of stock options granted to the executive officers.

     The company paid Mr. Jurick, the Chief Executive Officer, $250,000 in base salary during fiscal 1999. The salary paid to Mr. Jurick in fiscal 1999 was subjectively established by the Compensation and Stock Option Committee and not subject to specific criteria.

     The Board of Directors has considered the potential impact of
Section 162(m) of the Internal Revenue Code of 1996, as amended (we refer to it as the "Code"). Section 162(m) of the Code generally provides that a publicly held corporation's deduction for compensation paid to its covered employees is limited to $1 million per year, subject to certain exceptions. Since the cash compensation of each of the company's current covered employees is below the $1 million threshold and the company's stock option plan has been revised to meet the requirements of Section 162(m) of the Code, the Board of Directors believes that Section 162(m) will not reduce the federal income tax deduction available to the company. The company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the company's success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.

     This report is submitted by the members of the Board of Directors, the Compensation Committee and the Stock Option Committee that were in existence at the end of fiscal 1999.

Board of Directors               Compensation and Stock Option Committee

Geoffrey P. Jurick               Thomas P. Treicher
John P. Walker                   Johnson C.S. Ko
Peter G. Bnnger
Johnson C.S. Ko
Thomas P. Treichler

     This report will not be deemed to be incorporated by reference in any filing by Sport Supply Group under the Securities Act of 1933
(referred to as the "Securities Act") or the Exchange Act, except to the extent that the company specifically incorporates this report by reference.

         COMPARE 5-YEAR OF CUMULATIVE TOTAL RETURN
              AMONG SPORT SUPPLY GROUP, INC.
            S&P 500 INDEX AND PEER GROUP INDEX

Corporate Performance Graph

     The following graph shows a comparison of cumulative total returns for us, the S&P 500 Composite Index and an index of peer companies for the period since October 1, 1994. The comparison assumes $100 was invested on October 1, 1994 in our common stock and in each of the two indices and assumes reinvestment of dividends. Companies in the peer group are as follows: K2, Inc. (f/k/a Anthony Industries, Inc.), Escalade, Inc., and Johnson Worldwide Associates, Inc. Genesis Direct was deleted from the peer group because its stock is no longer traded. Media General Financial Services provided the information in the graph.

                                           FISCAL YEAR ENDING
COMPANY/INDEX/MARKET           9/30/1994  9/29/1995  9/30/1996  9/30/1997  10/2/1998  10/1/1999
Sport Supply Group              100.00     90.76      40.92      58.13      53.01      61.15
Customer Selected Stock List    100.00    100.99     109.74     115.12      84.63      61.90
S&P Composite                   100.00    129.74     156.13     219.28     239.12     305.61

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by Sport Supply Group under the Securities Act or the Exchange Act, except to the extent that the company specifically incorporates the graph by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Emerson Radio Corp. (we refer to it as "Emerson"), one of the nation's largest volume consumer electronics distributors, directly and through subsidiaries, designs, sources, imports and markets a variety of video and audio consumer electronics and microwave oven products. Emerson has been listed on the American Stock Exchange under the symbol "MSN" since 1990. Emerson and Emerson Radio (Hong Kong) Ltd., Emerson's wholly-owned subsidiary, own 2,269,500 shares or approximately 31%, of our common stock. Emerson also owns five-year warrants to acquire an additional 1,000,000 shares of our common stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments. If all the warrants are exercised by Emerson, Emerson will own approximately 40% of our common stock.

     Our Board now includes the following people that are associated with Emerson: (1) Geoffrey P. Jurick, who beneficially owns approximately 61% of Emerson's issued and outstanding common stock and is Emerson's Chairman and Chief Executive Officer; (2) John P. Walker, Emerson's Executive Vice President and Chief Financial Officer; and
(3) Peter G. Bunger, a member of Emerson's Board of Directors. Mr. Jurick is currently our Chairman of the Board and Chief Executive Officer; Mr. Walker is currently our President and Mr. Bnnger serves on the Compensation Committee of each company. Mr. Jurick and Mr. Walker have employment agreements with Emerson and us and split their time between the two companies. Terrence M. Babilla, our General Counsel, also provides certain legal services to Emerson.

     During fiscal 1997, we entered into a management services agreement with Emerson in an effort to utilize our excess capacity and to enable Emerson to reduce certain costs. The management services agreement implements a program whereby we perform certain services for Emerson in exchange for a fee. The services include human resources, banking, computer/management information systems, payables management, warehouse services (including subleasing warehouse storage space), provision of office space, design services and financial management services. The management services agreement may be terminated by either party upon 60 day's prior notice. During fiscal 1999, we invoiced Emerson approximately $803,000 for services provided to Emerson, all of which
has been paid.   For more information about reimbursement of salaries of
certain executive officers, see "Executive Compensation and Other Information-Summary Compensation Table."

     On September 29, 1993, Emerson and five of its United States subsidiaries filed voluntary petitions for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code. Pursuant to Emerson's bankruptcy restructuring plans, on March 31, 1994, 30 million shares of Emerson's common stock were issued to GSE Mutlimedia Technologies Corporation, Fidenas Investment Limited and Elision International Ltd. (we refer to them as the "Affiliated Entities"). The Affiliated Entities are all affiliates of Geoffrey Jurick, the Chairman and Chief Executive Officer of both Emerson and us. Mr. Jurick is the beneficial owner of approximately 61% of Emerson's outstanding stock. On June 11, 1996, a stipulation of settlement and order was executed, which settles various legal proceedings in Switzerland, the Bahamas and the United States. The settlement agreement provides for, among other things, the payment by Mr. Jurick and the Affiliated Entities of $49.5 million to various claimants of Mr. Jurick and the Affiliated Entities (we refer to them as the "Creditors"), to be paid from the proceeds of the sale of certain shares of Emerson's common stock owned by the Affiliated Entities (we refer to such shares as the "settlement shares"). In addition, Mr. Jurick is to be paid the sum of $3.5 million from the sale of the settlement shares. The settlement agreement provides that the settlement shares are to be sold over an indeterminate period of time by a financial advisor. Mr. Jurick must retain beneficial ownership of voting power for a certain number of settlement shares to avoid an event of default under Emerson's senior credit facility with Congress and/or its senior subordinated convertible debentures arising out of a change of control of Emerson.

     All of the settlement shares secure payment of the $49.5 million owed to the Creditors on a first priority basis. Any Creditor may apply to the court for an order to terminate the settlement agreement if certain events occur. Such events include, without limitation, delisting of the settlement shares from a national securities exchange or a determination that there is no reasonable prospect that the goals contemplated by the settlement agreement can be achieved. In November 1997, Petra Stelling and Barclays Bank (two of the Creditors) filed a motion with the court for an order (1) terminating the settlement agreement on the ground that there is no reasonable prospect that the goals contemplated by the settlement agreement can be accomplished, and
(2) granting the Creditors authority to exercise all the rights and remedies provided by the settlement and pledge agreements in the event of termination, including authorizing the collateral agent to sell the settlement shares to fund payment of the settlement amount and to vote the settlement shares pending such sale, directing the entry and release of the consent judgments, authorizing Petra Stelling to enforce a judgment against Mr. Jurick in Switzerland, and for such other relief as the court deems appropriate. Emerson and Mr. Jurick responded, the Creditors replied and hearings were held in April, May and July 1998.
No decision has been rendered by the court and a further hearing has been scheduled for January 24 and 25, 2000.

If the court enters an order terminating the settlement agreement, the Creditors may take any action permitted by law to execute the consent judgments given to them in connection with the settlement agreement to collect the unpaid balance (including, without limitation, foreclosing on the settlement shares). If the Creditors foreclose on the settlement shares and such foreclosure results in a change of control (as defined in the indenture governing Emerson's senior subordinated debentures) of Emerson, such foreclosure will be deemed an event of default under Emerson's senior credit facility, entitling the holders to accelerate payment of such indebtedness. In addition, if a change of control (as defined in the indenture governing Emerson's senior subordinated debentures) occurs, each of the holders of the debentures, subject to the right of the senior secured creditors to impose a 120 day payment block, has the right to require Emerson to repurchase its debentures at the par value thereof plus accrued but unpaid interest. Any such acceleration would have a material adverse effect on Emerson and could result in a change of control of Sport Supply Group.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act (we refer to it as "Section 16(a)") requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by certain regulations to furnish us with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us, we believe that, during fiscal 1999, our officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to our equity securities, except that one statement of changes in beneficial ownership of securities (Form 4), in which one transaction was reported, was filed late by John P. Walker, an officer and director.

                      STOCKHOLDER PROPOSALS

     A proper proposal submitted by one of our stockholders in accordance with applicable rules and regulations for presentation at our next annual meeting that is received at our principal executive office by September 23, 2000 will be included in our proxy statement and form of proxy for our next annual meeting. If you desire to bring a proposal before the next annual meeting and such proposal is not timely submitted for inclusion in our proxy statement, you can still submit the proposal if we receive it no later than December 6, 2000.

                   PERSONS MAKING THE SOLICITATION

     The enclosed proxy is solicited on behalf of our Board. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our shares of common stock.

                   INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, independent certified public accountants, has been selected by our Board as our independent auditor for the current year. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                           OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the annual meeting other than the matters set forth herein. Should any other matter requiring a vote of our stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of Sport Supply Group.

                        FINANCIAL STATEMENTS

     We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended October 1, 1999 (exclusive of exhibits), without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request. Requests should be directed to Investor Relations (Attention: John P. Walker), Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234.


                               By Order of the Board of Directors,



                               TERRENCE M. BABILLA,
                               Chief Operating Officer,
                               Executive Vice President,
                               General Counsel and Secretary

                       FRONT OF PROXY CARD
                     SPORT SUPPLY GROUP, INC
          Board of Directors Proxy for the Annual Meeting
        of Stockholders at 2:00 p.m., Friday, February 25, 2000
                      Bent Tree Country Club
                       5201 Westgrove Drive
                       Dallas, Texas 75248

     The undersigned stockholder of Sport Supply Group, Inc. (the "Company") hereby appoints Geoffrey P. Jurick, John P. Walker and Terrence M. Babilla, or any of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

                   (Continued on reverse side)

                        BACK OF PROXY CARD

(1) To elect five directors for a one-year term

    FOR all nominees listed below           WITHHOLD AUTHORITY
    (except as provided to the              to vote for all
     contrary below   [ ]                   nominees below  [ ]

         Geoffrey P. Jurick, John P. Walker, Peter G. Bunger,
            Johnson C.S. Ko and Thomas P. Treichler

    (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided below):


(2) To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company's 1999 Annual Report and Notice of Meeting and Proxy Statement, dated January 21, 2000 is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED
ENVELOPE.

PLEASE SIGN, DATE AND MAIL TODAY.

                                Dated:

                                        (Signature of Stockholder(s)

                              (Joint owners must EACH sign.  Please
                               sign EXACTLY as your name(s) appear(s)
                               on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)